EXHIBIT 2.1

                SHARE EXCHANGE AGREEMENT DATED NOVEMBER 1, 2005







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                            SHARE EXCHANGE AGREEMENT
                                  by and among
                   BRAVO RESOURCES LTD., a Nevada corporation,
                      WOIZE LTD., a United Kingdom company,
                       ST JAMES'S SQUARE NOMINEES LIMITED,
                a private limited company registered in England,
                                 ANDERS HALLDIN
                                       and
                                 ANDERS FORSBERG


                          Dated as of November 1, 2005

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EXHIBIT A - PROMISSORY NOTE
EXHIBIT B - WOIZE SHAREHOLDER SHARES
EXHIBIT C - ESCROW AGREEMENT
EXHIBIT D - BRAVO NOTEHOLDERS, PRIVATE PLACEMENT BROKER, AND ACCOUNTING AND LEGAL SERVICE PROVIDERS TO BE PAID UPON CLOSING
EXHIBIT E - SHAREHOLDER'S AGREEMENT OR VOTING TRUST AGREEMENT
EXHIBIT F - ARTICLES OF EXCHANGE
EXHIBIT G - RESTRICTED SHARE ACKNOWLEDGEMENT
EXHIBIT H - WOIZE SHAREHOLDER CONSENT
EXHIBIT I - FORM OF OPINION-WOIZE  COUNSEL
EXHIBIT J - FORM OF OPINION-BRAVO  COUNSEL
EXHIBIT K - BRAVO SHAREHOLDER CONSENT WOIZE Disclosure Schedule - Exceptions to Representations and Warranties BRAVO Disclosure Schedule - Exceptions to Representations and Warranties

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THIS SHARE  EXCHANGE  AGREEMENT is entered  into as of November 1, 2005,  by and among BRAVO RESOURCES LTD., a Nevada corporation ("BRAVO"), WOIZE LTD., a United Kingdom company ("WOIZE"), ST JAMES'S SQUARE NOMINEES LIMITED, a private limited
company  registered  in  England  (the  "WOIZE  Shareholder"),   ANDERS  HALLDIN
("HALLDIN"), and ANDERS FORSBERG ("FORSBERG"). BRAVO, WOIZE, HALLDIN and FORSBERG are referred to collectively herein as the "Parties."

                                    RECITALS

A. The WOIZE Shareholder holds and has always held 100% of the issued and outstanding shares of WOIZE upon trust for the benefit of HALLDIN and FORSBERG.

B. The Boards of Directors of BRAVO and WOIZE, respectively, have determined that it is in the best interests of BRAVO and WOIZE (as applicable) and their respective shareholders that BRAVO acquire 100% of the issued and outstanding shares of WOIZE, as held by the WOIZE Shareholder, through a statutory share exchange under the laws of Nevada (the "Share Exchange") and, in furtherance thereof, have approved the Share Exchange, this Agreement and the transactions contemplated hereby.

C. Pursuant to the Share Exchange, among other things, and subject to the terms and conditions of this Agreement, all of the shares of WOIZE which are issued and outstanding immediately prior to the Closing (as defined below) shall be exchanged for shares of common stock, $0.001 par value per share, of BRAVO ("BRAVO Common Stock") on the terms and subject to the conditions set forth herein.

D. The Parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Share Exchange.

E. For the avoidance of doubt, it is the intention of the Parties that the WOIZE Shareholder be party to this Agreement for the limited purposes of effecting the Share Exchange contemplated hereinafter and receiving the cash consideration described in Section 1.2 below only.


                                    AGREEMENT

NOW,  THEREFORE,  for  and in  consideration  of the  premises  and  the  mutual
agreements   hereinafter  set  forth,  in  accordance  with  the  provisions  of applicable law, the parties hereby agree as follows:

                                    ARTICLE I
                               THE SHARE EXCHANGE

1.1 THE SHARE EXCHANGE. At the Closing and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the Nevada Revised Statutes by virtue of the Share Exchange, the following shall occur:


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1.2      NUMBER OF SHARES OF BRAVO COMMON STOCK AND CASH. The WOIZE  Shareholder
         shall receive: (i) an aggregate of 27,000,000 shares of BRAVO Common Stock at the Closing; (ii) US$500,000 in immediately available funds; and (iii) a non-interest bearing promissory note made out in the amount of US$1,500,000 in favor of the WOIZE Shareholder in the form of EXHIBIT A attached hereto (the "Note"), (collectively the "Purchase Price").

1.3 TRANSFER OF WOIZE SHARES. Each share of WOIZE issued and outstanding immediately prior to the Closing will be transferred to BRAVO in consideration of the issuance of 27,000,000 shares of BRAVO Common Stock.

1.4 FRACTIONAL SHARES. No fraction of a share of BRAVO Common Stock will be issued upon such exchange of shares of WOIZE Shares. Instead amounts of shares will be rounded to the nearest whole number.

1.5 RESERVATION OF SHARES. BRAVO will reserve sufficient shares of BRAVO Common Stock for issuance pursuant to Section 1.3.

1.6 EXCHANGE OF CERTIFICATES. BRAVO shall cause its transfer agent to issue certificates representing the whole number of shares of BRAVO Common Stock into which the WOIZE Shareholder's shares of WOIZE shall have been exchanged as set forth in EXHIBIT B attached hereto.

1.7 NO FURTHER OWNERSHIP RIGHTS IN WOIZE SHARES. All shares of BRAVO Common Stock issued upon the surrender for exchange of shares of WOIZE Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of WOIZE Shares, and there shall be no further registration of transfers on the records of WOIZE of shares of WOIZE Shares which were outstanding immediately prior to the Closing. If, after the Closing, certificates are presented to BRAVO for any reason, they shall be canceled and exchanged as provided in this Article 1.

1.8 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates evidencing shares of WOIZE Shares shall have been lost, stolen or destroyed, the transfer agent for BRAVO shall issue certificates representing such shares of BRAVO Common Stock in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof.

1.9 EXEMPTION FROM REGISTRATION. The shares of BRAVO Common Stock to be issued pursuant to Sections 1.2 and 1.3 in connection with the Share Exchange will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act").

1.10 ESCROW OF BRAVO COMMON STOCK. At Closing, share certificates evidencing 13,500,000 shares of BRAVO Common Stock (with executed stock powers), to be issued pursuant to Section 1.2 shall be placed into and held in escrow pursuant to the terms of the Escrow Agreement in the form attached hereto as EXHIBIT C (the "Escrow Agreement") until the satisfaction and/or termination of the Escrow Agreement (the "Escrow Period").


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1.11     PAYMENT OF BRAVO PROMISSORY  NOTES,  PRIVATE  PLACEMENT  FINDER'S FEES,
         ACCOUNTING  FEES  AND  LEGAL  FEES  OWING.   At  Closing,   payment  in
         immediately available funds shall be made by wire transfer to the Persons listed on the attached EXHIBIT D in the amounts owing by BRAVO to such Persons, limited to (i) the amounts outstanding under any notes owing by BRAVO at the time of Execution of this Agreement and (2) private placement finder's fees, accounting fees, and legal fees owing by BRAVO at the time of Closing incurred for services rendered in the Ordinary Course of Business and in connection with this Agreement.

1.12 BOARD OF DIRECTORS AND OFFICERS OF BRAVO. At Closing, BRAVO, HALLDIN, FORSBERG and the Shareholders holding a majority of shares of BRAVO Common Stock, shall execute a shareholder's agreement or a voting trust agreement, the form of which shall be agreed to by the Parties prior to the Closing, attached hereto as EXHIBIT E (the "Shareholder's Agreement or the Voting Trust Agreement"). In pertinent part, the Shareholder's Agreement or Voting Trust Agreement shall provide that immediately after the Closing and until the termination of the Escrow Period, the BRAVO board of directors shall be expanded to three directors, and three new directors shall be appointed, to include one appointee by BRAVO, (such appointee shall also serve as chairman of the board) and two appointees by HALLDIN and FORSBERG. The Shareholder's Agreement or the Voting Trust Agreement shall further provide that the BRAVO appointed chairman of the board shall retain certain limited discretionary authority regarding BRAVO expenditures after the Closing and until the termination of the Escrow Period.

1.13 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Closing, any such further action is necessary or desirable to carry out the purposes of this Agreement, the officers and directors of BRAVO are fully authorized to take, and will use their reasonable efforts to take, all such lawful and necessary action.


                                   ARTICLE II
                                   THE CLOSING

2.1 TIME AND PLACE OF CLOSING; EFFECTIVE DATE. The closing of the Share Exchange (the "Closing"), shall, unless otherwise agreed to in writing by the parties, take place at such time and place, as the Parties shall mutually agree, not later than twenty-one (21) days after execution of this Agreement. The Share Exchange will become effective and WOIZE shall become a wholly owned subsidiary of BRAVO upon filing of Articles of Exchange, in the form attached hereto as EXHIBIT F, pursuant to
         Section 92A.200 of the Nevada Revised Statutes.

2.2 OBLIGATIONS OF WOIZE AND THE WOIZE SHAREHOLDER AT OR PRIOR TO THE CLOSING. At or prior to Closing and subject to the satisfaction by BRAVO of its obligations hereunder, WOIZE and the WOIZE Shareholder shall deliver to BRAVO the following:

         (a) A copy of the Articles of Association of WOIZE and the WOIZE Shareholder, respectively, each certified as a true copy as of a date within ten days of the Closing by the Registrar of Companies and certified by the respective corporate secretaries


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                  of WOIZE and the  WOIZE  Shareholder  as to the absence of any amendments between the date of certification by the Registrar of Companies and the Closing;

         (b) A certificate from the Registrar of Companies as to the existence and good standing of WOIZE and the WOIZE Shareholder as of a date within ten days of the Closing;

         (c)      The certificate of Woize referred to in Section 6.1(a) hereof;

         (d)      Such  other  documents  as  are  required   pursuant  to  this
                  Agreement or as may reasonably be requested from WOIZE by BRAVO or its counsel; and

         (e) The certificates evidencing the shares of WOIZE Common Stock owned by the WOIZE Shareholder, and a duly executed stock transfer form in favor of BRAVO.

2.3      OBLIGATIONS  OF BRAVO AT OR  PRIOR TO THE  CLOSING.  At or prior to the
         Closing and subject to the satisfaction by WOIZE of its obligations hereunder, BRAVO shall deliver to WOIZE, HALLDIN and FORSBERG the following:

         (a) A copy of the Articles of Incorporation of BRAVO certified as of a date within ten days of the Closing by the Secretary of State of the State of Nevada and certified by the corporate secretary of BRAVO as to the absence of any amendments between the date of certification by the Secretary of State and the Closing;

         (b) A certificate from the Secretary of State of the State of Nevada as to the existence and good standing of BRAVO as of a date within ten days of the Closing;

         (c) A certificate of the corporate secretary of BRAVO attaching thereto true and correct copies of the bylaws of BRAVO and the corporate resolutions duly adopted by the board of directors of BRAVO authorizing the consummation of the transactions contemplated hereby;

         (d)      The   certificates  of  BRAVO  and  BRAVO's   transfer  agent,
                  respectively, referred to in Section 6.2(a) hereof;

         (e)      Such  other  documents  as  are  required   pursuant  to  this
                  Agreement or as may reasonably be requested from BRAVO by WOIZE, or its counsel;

         (f) Certificates evidencing the BRAVO Common Stock to be issued to the WOIZE Shareholder pursuant to Article I hereof; and

         (g)      A written final  accounting  of the amounts owing  pursuant to
                  Section 1.11 in the form of EXHIBIT D and wire transfer instructions from the parties to be paid under Section 1.11.


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                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF WOIZE,
                              HALLDIN and FORSBERG


          3. Except as expressly set forth and specifically identified by the section number of this Agreement in the schedule delivered by WOIZE to BRAVO contemporaneously with the execution of this Agreement and updated, if necessary, at least five (5) days prior to Closing (the "WOIZE Disclosure Schedule"), WOIZE, HALLDIN and FORSBERG (collectively the "Warranting Parties"), represent, warrant, and covenant to BRAVO that the statements contained in this
Article 3 are correct and complete as of the date of this Agreement and will be correct and complete as of Closing (as though made then and as though Closing were substituted for the date of this Agreement throughout this Article 3). The WOIZE Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 3. "Knowledge" is herein defined to mean actual knowledge after reasonable investigation.

          (a) ORGANIZATION OF WOIZE. WOIZE is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

          (b) AUTHORIZATION OF TRANSACTION. WOIZE and the WOIZE Shareholder have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform their obligations hereunder. Without limiting the generality of the foregoing, the board of directors of WOIZE and the WOIZE Shareholder have duly authorized the execution, delivery, and performance of this Agreement by WOIZE. This Agreement constitutes the valid and legally binding obligation of WOIZE and the WOIZE Shareholder, enforceable in accordance with its terms and conditions, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as set forth in Section 3(b) of the WOIZE Disclosure Schedule, WOIZE and the WOIZE Shareholder do not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental body or governmental agency in order for WOIZE and the WOIZE Shareholder to consummate the transactions contemplated by this Agreement.

          (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which WOIZE is subject or any provision of the charter or bylaws of WOIZE or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which WOIZE is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest, defined herein to mean any mortgage, pledge, lien, encumbrance, charge, or other security interest, upon any of its assets). WOIZE has no obligation to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.



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          (d) BROKERS' FEES. WOIZE has no Liability, (defined herein to mean any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes), or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement

          (e) TITLE TO ASSETS. WOIZE has good and marketable title to, or a valid interest in, the assets used by it or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for assets disposed of in the Ordinary Course of Business (defined herein to mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency), since the date of the Most Recent Balance Sheet-WOIZE.

          (f) SUBSIDIARIES. WOIZE has no Subsidiaries.

          (g) FINANCIAL STATEMENTS-WOIZE. Attached hereto as WOIZE Disclosure Schedule Section 3(g) are the following financial statements for WOIZE: (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended 30 November 2002, 30 November 2003 and 30 November 2004 (the "MOST RECENT FISCAL YEAR END-WOIZE") for WOIZE; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS-WOIZE") as of and for the ten months ended 30 September 2005 (the "MOST RECENT FISCAL MONTH END-WOIZE") for WOIZE. The Financial Statements-WOIZE (including the notes thereto) have been prepared in accordance with International Accounting Standards applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of WOIZE as of such dates and the results of operations of WOIZE for such periods, are correct and complete, and are consistent with the books and records of WOIZE (which books and records are correct and complete).

          (h) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END-WOIZE. Except as set forth on Section 3(h) of the WOIZE Disclosure Schedule, since the Most Recent Fiscal Year End-WOIZE, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of WOIZE. Without limiting the generality of the foregoing, except as set forth on Section 3(h) of the WOIZE Disclosure Schedule, since that date:

                  (i) WOIZE has not sold, leased,  transferred,  or assigned any
         of  its  assets,  tangible  or  intangible,   other  than  for  a  fair
         consideration in the Ordinary Course of Business;

                  (ii) WOIZE has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $1,000 or outside the Ordinary Course of Business;

                  (iii) no party (including WOIZE) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $1,000 to which WOIZE is a party or by which any of them is bound;




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                  (iv) WOIZE has not imposed any Security  Interest  upon any of its assets, tangible or intangible;

                  (v) WOIZE has not made any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or outside the Ordinary Course of Business;

                  (vi) WOIZE has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (defined herein to mean an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity), or series of related capital investments, loans, and acquisitions either involving more than $100,000 or outside the Ordinary Course of Business;

                  (vii) WOIZE has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $1,000 singly or $10,000 in the aggregate;

                  (viii) WOIZE has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) WOIZE has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $1,000 or outside the Ordinary Course of Business;

                  (x) WOIZE has not granted any license or sublicense of any rights under or with respect to any Intellectual Property (as that term is defined in Section 3(m) below);

                   (xi) there has been no change made or authorized in the charter or bylaws of WOIZE;

                  (xii) WOIZE has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) WOIZE has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) WOIZE has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) WOIZE has not made any loan to, or entered into any other transaction with, any of its directors or officers outside the Ordinary Course of Business;

                  (xvi) WOIZE has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;



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                  (xvii)  WOIZE  has  not  granted  any  increase  in  the  base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) WOIZE has not adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees;

                  (xix) WOIZE has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) WOIZE has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving WOIZE; and

                  (xxiii) WOIZE has not committed to any of the foregoing.

          (i) UNDISCLOSED LIABILITIES. WOIZE has no Liability and there is no Basis (defined herein to mean any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence), to the knowledge of the Warranting Parties, (for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet-WOIZE (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End-WOIZE in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

          (j) LEGAL COMPLIANCE. WOIZE and its respective predecessors has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

          (k)     TAX MATTERS.

                  (i) WOIZE has filed all Tax Returns,  (defined  herein to mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof) that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes (defined herein to mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not) owed by WOIZE (whether or not shown on any Tax Return) have been paid. WOIZE is



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         not currently the  beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where WOIZE does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of WOIZE that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) WOIZE has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No Warranting Party expects any authority to assess any additional Taxes against WOIZE, for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of WOIZE either (A) claimed or raised by any authority in writing or (B) as to which the Warranting Parties has Knowledge based upon personal contact with any agent of such authority. Section 3(k) of the WOIZE Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to WOIZE for taxable periods ended on or after December 31, 2000, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. WOIZE has delivered to BRAVO correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by WOIZE since December 31, 2000.

                  (iv) WOIZE has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The unpaid Taxes of WOIZE (A) did not, as of the Most Recent Fiscal Month End-WOIZE, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet-WOIZE (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through Closing in accordance with the past custom and practice of WOIZE in filing its Tax Returns.

          (l) REAL PROPERTY AND LEASED REAL PROPERTY. WOIZE has no leasehold interest in real property nor does it own any real property or hold any outstanding options, rights of first offer or rights of first refusal to lease or purchase real property or any portion thereof or interest therein.

          (m) INTELLECTUAL PROPERTY. Intellectual Property is defined herein to mean all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

                  (i) WOIZE owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of WOIZE as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by WOIZE immediately prior to the Closing hereunder will be owned or available for use by BRAVO or WOIZE on identical terms and conditions immediately subsequent to the Closing hereunder. WOIZE has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) WOIZE has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Warranting Parties has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that WOIZE must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of the Warranting Parties, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of WOIZE.

                  (iii) Section 3(m)(iii) of the WOIZE Disclosure Schedule identifies each patent or registration which has been issued to WOIZE with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which WOIZE has made with respect to any of its Intellectual Property, and identifies each license, sublicense, agreement, or other permission which WOIZE has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). WOIZE has delivered to BRAVO correct and complete original copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and has made available to BRAVO correct copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(iii) of the WOIZE Disclosure Schedule also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $1,000 in the aggregate) and each material unregistered copyright used by WOIZE in connection with its business. With respect to each item of Intellectual Property required to be identified in
         Section 3(m)(iii) of the WOIZE Disclosure Schedule:

                      (A) WOIZE owns and possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction or limitation regarding use or disclosure;

                      (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      (C) no action, suit, proceeding,  hearing,  investigation, charge, complaint, claim, or demand is pending or to the Knowledge of the Warranting Parties is threatened which challenges the legality, validity, enforceability, use, or ownership of the item, and there are no grounds for the same;

                      (D) WOIZE has not ever agreed to indemnify  any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

                      (E) no  loss or  expiration  of the  item  is  threatened, pending, or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by the Warranting Parties, including without limitation, a failure by the Warranting Parties to pay any required maintenance fees).

                  (iv) Section 3(m)(iv) of the WOIZE Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that WOIZE uses pursuant to license, sublicense, agreement, or permission. WOIZE has delivered to BRAVO correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(iv) of the WOIZE Disclosure Schedule;

                      (A) the  license,  sublicense,  agreement,  or  permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                      (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated;

                      (C) no party to the  license,  sublicense,  agreement,  or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      (D) no party to the  license,  sublicense,  agreement,  or permission has repudiated any provision thereof;

                      (E) with respect to each sublicense,  the  representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

                      (F) the underlying  item of  Intellectual  Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      (G) no action, suit, proceeding,  hearing,  investigation, charge,  complaint,  claim,  or  demand  is  pending  or,  to the
               Knowledge  of  the  Warranting   Parties,   is  threatened
               which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property, and there are no grounds for the same; and

                      (H) WOIZE has not granted any  sublicense or similar right
               with  respect  to  the   license,   sublicense,   agreement,   or
               permission.

                  (v) To the Knowledge of the Warranting Parties: (A) WOIZE has not in the past nor will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted; (B) there are no facts that indicate a likelihood of any of the foregoing; and (C) no notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received.

                  (vi) None of the Warranting Parties has any Knowledge of any new products, inventions, procedures, or methods of manufacturing or processing that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process of WOIZE or to limit the business of WOIZE as presently conducted or as presently proposed to be conducted.

                  (vii) WOIZE has taken all necessary and desirable action to maintain and protect all of the Intellectual Property of WOIZE and will continue to maintain and protect all of the Intellectual Property of WOIZE prior to Closing so as not to materially adversely affect the validity or enforceability thereof. The owners of any of the Intellectual Property licensed to WOIZE have taken all necessary and desirable action to maintain and protect the Intellectual Property covered by such license.

                  (viii) WOIZE has complied in all material respects with and is presently in compliance in all material respects with all foreign, federal, state, local, governmental, administrative or regulatory laws, regulations, guidelines and rules applicable to any Intellectual Property and WOIZE shall take all steps necessary to ensure such compliance until Closing.

          (n) TANGIBLE ASSETS. WOIZE owns or leases all machinery, equipment, and other tangible assets used for the conduct of its business as presently conducted and as presently proposed to be conducted. To the knowledge of the Warranting Parties, each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

          (o)     INTENTIONALLY OMITTED.

          (p) CONTRACTS. Section 3(p) of the WOIZE Disclosure Schedule lists the following contracts and other agreements to which WOIZE is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v)    any    agreement    concerning    confidentiality    or
         noncompetition;

                  (vi) any agreement involving any of the Warranting Parties (other than WOIZE);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees; (viii) any collective bargaining agreement;
         (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of US$25,000 or providing severance benefits; (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of WOIZE; or

                  (xii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of US$5,000.

WOIZE has delivered to BRAVO a correct copy of each written  agreement listed in
Section 3(p) of the WOIZE Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the WOIZE Disclosure Schedule. With respect to each such agreement and to the knowledge of the Warranting Parties: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

          (q) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of WOIZE are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet-WOIZE (rather than in any notes thereto) as adjusted for the passage of time through Closing in accordance with the past custom and practice of WOIZE.

          (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of WOIZE.

          (s) INSURANCE. Section 3(s) of the WOIZE Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which WOIZE has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past 5 years:

                  (i) the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither WOIZE nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. WOIZE has been covered during the past 5 years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Section 3(s) of the WOIZE Disclosure Schedule describes any self-insurance arrangements affecting WOIZE.

          (t) LITIGATION. Section 3(t) of the WOIZE Disclosure Schedule sets forth each instance in which WOIZE (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to the Knowledge of any the Warranting Parties, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the WOIZE Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of WOIZE. Neither the Shareholders nor the directors and officers (and employees with responsibility for litigation matters) of WOIZE have any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against WOIZE.

          (u) PRODUCT WARRANTY. To the knowledge of the Warranting Parties, each product manufactured, sold, leased, or delivered by WOIZE has been in conformity with all applicable contractual commitments and all express and implied warranties, and WOIZE has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet-WOIZE (rather than in any notes thereto) as adjusted for the passage of time through Closing in accordance with the past custom and practice of WOIZE. No product manufactured, sold, leased, or delivered by WOIZE is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(u) of the WOIZE Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for WOIZE (containing applicable guaranty, warranty, and indemnity provisions).

          (v) PRODUCT LIABILITY. To the knowledge of the Warranting Parties, WOIZE has no Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by WOIZE.

          (w) EMPLOYEES. WOIZE presently has no employees, nor has it ever had any employees.

          (x) GUARANTIES. WOIZE is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

          (y) ENVIRONMENTAL, HEALTH, AND SAFETY MATTERS. To the knowledge of the Warranting Parties, WOIZE and its predecessors have complied and are in compliance with all Environmental, Health, and Safety Requirements, defined herein to mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

          (z) EURO. All of the computer software, firmware and hardware (whether general or special purpose) or other similar or related items of automated, computerized, or other systems that are used or relied on by WOIZE (i) are capable of performing all appropriate functions necessary to process more than one currency and any common currency adopted by one or more members of the European Union (the "Euro"), (ii) comply with all legal requirements applicable to the Euro in any jurisdiction, including the rules on conversion and rounding set out in applicable European Community regulations, and (iii) are capable of displaying and printing, and incorporate in all relevant screen layouts, all symbols and codes adopted by any government or any other European Union body in relation to the Euro.

          (aa) CERTAIN BUSINESS RELATIONSHIPS WITH WOIZE. Except as set forth on
Section 3(aa) of the WOIZE Disclosure Schedule, none of the Warranting Parties have been involved in any business arrangement or relationship with WOIZE within the past 12 months, and none of the Warranting Parties own any asset, tangible or intangible, which is used in the business of WOIZE.

          (bb) DISCLOSURE. To the knowledge of the Warranting Parties, save as disclosed in the WOIZE Disclosure Schedule, the representations and warranties contained in this Article do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 3 not misleading.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BRAVO

         4. Except as expressly set forth and specifically identified by the section number of this Agreement in the schedule delivered by BRAVO to WOIZE, HALLDIN and FORSBERG contemporaneously with the execution of this Agreement and updated, if necessary at least five (5) days prior to Closing (the "BRAVO Disclosure Schedule"), BRAVO represents, warrants, and covenants to WOIZE, HALLDIN and FORSBERG that the statements contained in this Article 4 are correct and complete as of the date of this Agreement and will be correct and complete as of Closing (as though made then and as though Closing were substituted for the date of this Agreement throughout this Article 4). The BRAVO Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article 4.

          (a) ORGANIZATION AND QUALIFICATION. BRAVO is a corporation duly organized, validly existing, and in good standing under the laws of the state of Nevada. BRAVO is duly qualified or licensed to do business in each jurisdiction in which failure to be so qualified or licensed could have an adverse effect.

          (b) SUBSIDIARIES AND AFFILIATES. BRAVO does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

          (c) AUTHORIZATION OF TRANSACTION. BRAVO has full power and authority (including full corporate power and authority) subject to approval of the shareholders of BRAVO and the terms set forth in this Agreement, to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed on behalf of BRAVO and is a valid and binding obligation of BRAVO, enforceable in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Except as set forth in Section 4(c) of the BRAVO Disclosure Schedule, BRAVO does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental body or governmental agency in order for BRAVO to consummate the transactions contemplated by this Agreement.

          (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby will (i) violate any constitution, statute, regulation, rule, injunction, judgment,
order,  decree,   ruling,  charge,  or  other  restriction  of  any
government, governmental agency, or court to which BRAVO is subject or any provision of its Articles of Incorporation or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which BRAVO is a party or by which it is bound or to which any of its assets is subject or (iii) result in the creation of any encumbrance upon and of the properties or assets of BRAVO pursuant to any such term or provision .

          (e) BROKERS' FEES. BRAVO has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which WOIZE, HALLDIN or FORSBERG could become liable or obligated.

         (f) FINANCIAL STATEMENTS-BRAVO. Attached hereto as BRAVO Disclosure Schedule Section 4(f) are the following financial statements for BRAVO: (i) audited consolidated and unaudited consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended March 31, 2003, March 31, 2004 and March 31, 2005 (the "MOST RECENT FISCAL YEAR END-BRAVO") for BRAVO; and (ii) unaudited consolidated and consolidating balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS-BRAVO") as of and for the six months ended September 30, 2005 (the "MOST RECENT FISCAL MONTH END-BRAVO") for BRAVO. The Financial Statements-BRAVO (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of BRAVO as of such dates and the results of operations of BRAVO for such periods, are correct and complete, and are consistent with the books and records of the Parent (which books and records are correct and complete).

          (g) CAPITALIZATION. The issued and outstanding capital stock of BRAVO immediately prior to the issuance of shares called for in Article 1 of this Agreement consists of 19,088,232 shares of Common Stock, $0.001 par value per share. Upon issuance of the shares called for in Article 1 of this Agreement, and the issuance of the shares referenced in Section 6.2(l), issued and outstanding capital stock of BRAVO shall consist of 47,370,280 shares of Common Stock, $0.001 par value per share. All of the issued and outstanding shares of capital stock of BRAVO are validly issued, fully paid, and nonassessable, and none of such shares has been issued in violation of the preemptive rights of any person. The Common Stock shall be validly issued, fully paid, and nonassessable.

          (h) SUBSIDIARIES AND AFFILIATES. Except as set forth in Section 4(h) of the BRAVO Disclosure Schedule, BRAVO does not own or hold, directly or indirectly, any equity, debt, or other interest in any entity or business or any option to acquire any such interest.

          (i) OPTIONS OR OTHER RIGHTS. Except as set forth in Section 4(i) of the BRAVO Disclosure, no options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of BRAVO whether upon conversion of other securities or otherwise, are issued or outstanding except as set forth in the BRAVO Disclosure Schedule, and there is no agreement or understanding with respect to the voting of such capital stock or other equity interests.


          (j) INVESTMENT COMPANY. Bravo is not an investment company within the meaning of Section 3 of the Investment Company Act.

          (k) TRADING STATUS. BRAVO Common Stock is quoted on the OTC Bulletin Board under the symbol "BVOL."

          (l) EXEMPTION FROM REGISTRATION. The shares of BRAVO Common Stock to be issued pursuant to Article 1 will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act").

          (m) SEC REPORTING STATUS. BRAVO filed a registration statement under the Securities Act of 1933, which was declared effective on February 11, 2004. Accordingly, since that date, BRAVO has filed all reports required to be filed pursuant to Section 15(d) of the Securities Exchange Act of 1934.

          (n) VIOLATION OF LAWS, PERMITS, ETC. To the knowledge of BRAVO, (i) BRAVO is not in violation of any term or provision of its Articles of Incorporation or bylaws, or of any material term or provision of any judgment, decree, order, statute, law, injunction, rule, ordinance, or governmental regulatioin that is application to it. (ii) BRAVO has maintained in full force and effect all certificates, licenses, and permits material to the conduct of its business, and has not received any notification that any revocation or limitation thereof is threatened or pending.

          (o) BOOKS AND RECORDS. The books and records of BRAVO (including, without limitation, the books of account, minute books, and stock record books) are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of BRAVO are complete and current in all material respects and, as applicable, accurately reflect all actions taken by the shareholders of the board of directors of BRAVO since the date of inception of BRAVO, and all signatures contained therein are the true signatures of the persons whose signatures they purport to be.

         (p) UNDISCLOSED LIABILITIES. To the knowledge of BRAVO, BRAVO does not have any Liability of a kind required by GAAP to be set forth on a financial statement that is not fully and adequately reflected or reserved against on the BRAVO Financial Statements. BRAVO does not have any Liabilities, whether or not of a kind required by GAAP to be set forth on a financial statement, other than
(a) Liabilities incurred in the Ordinary Course of Business since the date of the latest balance sheet included in the BRAVO Financial Statements that are consistent with past practice and are included in the latest BRAVO Financial Statements, (b) Liabilities that are fully reflected on or reserved against on the latest balance sheet included in the BRAVO Financial Statements, or (c) as specifically disclosed in the BRAVO Financial Statements.

           (q) TITLE TO PROPERTY; ENCUMBRANCES. BRAVO has good and indefeasible title to and other legal right to use all properties and assets, real, personal and mixed, tangible and intangible, reflected as owned on the latest balance sheet included in the BRAVO Financial Statements or acquired after the date of such balance sheet, except for properties and assets disposed of in accordance with customary practice in the business or disposed of for full and fair value since the date of such balance sheet in the Ordinary Course of Business consistent with past practice.


          (r) TAXES. All Tax Returns, reports and declarations of estimated tax or estimated tax deposit forms required to be filed by BRAVO have been duly and timely filed; BRAVO has paid all Taxes which have become due whether pursuant to such returns or any assessment received by it or otherwise, and has paid all installments of estimated Taxes due; and all Taxes which BRAVO is required by law to withhold or to collect have been duly withheld and collected, and have been paid over to the proper Governmental or Regulatory Body. There are no tax liens upon any of the assets or properties of BRAVO and BRAVO does not have any obligation to make payments under any Settlement
Agreement, defined herein to mean any express tax settlement agreement, arrangement, policy or guideline, formal or informal.

          (s) LITIGATION. (a) There is no action, proceeding, investigation, or inquiry pending or, to the best of BRAVO's knowledge, threatened (i) against or affecting any of BRAVO's assets or business that, if determined adversely to BRAVO, would result in a material effect or (ii) that questions this Agreement or any action contemplated by this Agreement or in connection with the Share Exchange. (b) BRAVO has no knowledge of any state or facts or of the occurrence or nonoccurrence of any event or group of related events, that should reasonably cause BRAVO to determine that there exists any basis for any material claim against BRAVO for any of the matters described in paragraph (a) above.

          (t) CONTRACTS AND OTHER AGREEMENTS. BRAVO has made available to WOIZE, HALLDIN and FORSBERG complete and correct copies of all material written agreements, contracts, and commitments, together with all amendments thereto, and accurate (in all material respects) descriptions of all material oral agreements. To the best of BRAVO's knowledge, such agreements, contracts, and commitments are in full force and effect, and, all other parties to such agreements, contracts, and commitments have performed all obligations required to be performed by them to date thereunder in all material respects and are not in default thereunder in any material aspect.

          (u) COMPENSATION ARRANGEMENTS; OFFICERS AND DIRECTORS. Section 4(u) to the BRAVO Disclosure Schedule sets forth: (a) the names of all present officers and directors of BRAVO and current annual salary, including any promised, expected or customary bonus or such other amount, and (b) the names and titles of all directors and offices of BRAVO. BRAVO has not made a commitment or agreement (verbally or in writing) to increase the compensation or to modify the conditions or terms of employment of any person listed in Section 4(u) to the BRAVO Disclosure Schedule. To the knowledge of BRAVO, none of such persons has made a threat to BRAVO to terminate such person's relationship with BRAVO.

          (v) ERISA. Except as set forth in 4(v) to the BRAVO Disclosure Schedule, there are no employee benefit plans as defined in ERISA ("PLANS") maintained for the benefit of, or covering, any employee, former employee, independent contractor or former independent contractor of BRAVO, or their dependents or their beneficiaries, otherwise, now or heretofore contributed to by BRAVO, and no such Plan is or has ever been subject to ERISA.

          (w) OPERATIONS. Except as expressly authorized by this Agreement, and except as set forth in Section 4(w) to the BRAVO Disclosure Schedule, since the date of the latest BRAVO Financial Statements, BRAVO has not: (a) amended its Articles of Incorporation or By-Laws or merged with or into any consolidated with any other entity, or changed or agreed to rearrange in any manner the character of the business of BRAVO; (b) issued, sold or purchased options or rights to subscribe to, or entered into any contracts or commitments to issue, sell or purchase, any shares of its capital stock or other equity interests except in the Ordinary Course of Business and consistent with past practices;
(c) issued any note, bond or other debt security, created, incurred or assumed any indebtedness for borrowed money other than in the Ordinary Course of Business in connection with trade payables, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation; (d) declared, set aside or paid any dividends or declared or made any other distributions of any kind to the shareholders, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of its capital stock or other equity interests;
(e) knowingly waived any right of material value to the business of BRAVO.


          (x) DISCLOSURE. To the knowledge of BRAVO, the representations and warranties contained in this Article do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article 4 not misleading.

                                    ARTICLE V
                            ACTIONS PRIOR TO CLOSING

5.1 CORPORATE EXAMINATIONS AND INVESTIGATIONS. At or prior to Closing, each of BRAVO and WOIZE shall be entitled to make such investigation of the assets, properties, business and operations of the other and such examination of the books, records, Tax Returns, financial condition and operations of the other as each may wish. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and BRAVO and WOIZE shall cooperate fully therein. In order that each of BRAVO and WOIZE may have full opportunity to make such a business, accounting and legal review, examination or investigation as it may wish of the business and affairs of the other, BRAVO or WOIZE, as the case may be, shall furnish to the other during such period all such information and copies of such documents concerning its affairs as BRAVO or WOIZE may reasonably request and cause its officers, employees, consultants, agents, accountants and attorneys to cooperate fully and provide all material facts affecting its financial condition and business operations. Until the Closing and if the Closing shall not occur, thereafter, BRAVO, WOIZE, and its respective affiliates shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement and after termination of this Agreement, BRAVO, WOIZE, and its respective affiliates shall not disclose, nor use for their own benefit, any information or documents obtained from the other concerning its assets, properties, business and operations, unless (a) readily ascertainable from public or published information, or trade sources, (b) received from a third party not under an obligation to BRAVO or WOIZE, as the case may be, to keep such information confidential or (c) required by any lawful governmental order or regulation. If this transaction does not close for any reason, BRAVO, WOIZE, and its respective affiliates shall return or destroy all such confidential information and compilations thereof as is practicable, and shall certify such destruction or return to BRAVO or WOIZE, as the case may be.

5.2 CONDUCT AND PRESERVATION OF BUSINESS OF BRAVO. From the date hereof through Closing, BRAVO shall cause its corporate existence to be continued in the Ordinary Course of Business in the same manner as it has been conducted since it inception. BRAVO covenants that, except with the prior written consent of WOIZE, which consent shall not be unreasonably withheld, BRAVO will not:

         (a) Enter into any transaction other than in the Ordinary Course of Business.

         Further, BRAVO shall use commercially reasonable efforts to (i) preserve intact its business, assets, properties and organizations,
         (ii) keep available the services of its present officers, employees, consultants and agents; and (iii) maintain its present suppliers and customers and preserve its goodwill.

5.3 CONDUCT AND PRESERVATION OF BUSINESS OF WOIZE. From the date hereof through Closing, WOIZE shall cause its business to be conducted in the Ordinary Course of Business and in the same manner as it has been conducted since its inception. WOIZE covenants that, except with the prior written consent of BRAVO, which consent shall not be unreasonably withheld, WOIZE will not:

         (a) Enter into any transaction other than in the Ordinary Course of Business.

         Further, WOIZE shall use commercially reasonable efforts to (i) preserve intact its business, assets, properties and organizations,
         (ii) keep available the services of its present officers, employees, consultants and agents; and (iii) maintain its present suppliers and customers and preserve its goodwill.

5.4 ADVICE OF CHANGES. WOIZE will promptly advise BRAVO in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to them that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the WOIZE Disclosure Schedule or would have resulted in any representation of WOIZE in this Agreement being untrue. BRAVO will promptly advise WOIZE in writing from time to time prior to the Closing with respect to any matter hereafter arising and known to it that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the BRAVO Disclosure Schedule or would have resulted in any representation of BRAVO in this Agreement being untrue in any material respect.

5.5 OTC BULLETIN BOARD. BRAVO will use its best efforts to maintain the listing on the OTC Bulletin Board of the BRAVO Common Stock. BRAVO shall take the necessary action to notify NASD Regulation of the Share Exchange in a timely manner.

5.6 SEC REPORTS. BRAVO shall file with the SEC all reports and other documents that are required by the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder to be filed in connection with the transactions contemplated by this Agreement.

5.7 SHAREHOLDER APPROVAL. WOIZE shall, as expeditiously as possible, take all actions necessary to obtain the approval of its shareholders of the transactions contemplated by this Agreement as required by the laws of the jurisdiction of its incorporation.

5.8 OTHER AGREEMENTS. WOIZE and BRAVO agree to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective as
         promptly  as  practicable   the   transactions   contemplated  by
         this Agreement, including, without limitation, the obtaining of all necessary waivers, consents and approvals and the effecting of all necessary registrations and filings, including, but not limited to, submissions of information requested by Governmental or Regulatory Bodies and any other persons required to be obtained by them for the consummation of the closing and the continuance in full force and effect of the permits, contracts and other agreements set forth on the Schedules to this Agreement.

                                   ARTICLE VI
                         CONDITIONS PRECEDENT TO CLOSING

6.1      CONDITIONS  PRECEDENT  TO THE  OBLIGATIONS  OF  BRAVO TO  COMPLETE  THE
         CLOSING. The obligations of BRAVO to enter into and complete the Closing are subject to the fulfillment of the following conditions, any one or more of which may be waived by BRAVO:

         (a) (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by WOIZE at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of WOIZE set forth in Article III shall be true in all material respects on and as of Closing with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) BRAVO shall have received a certificate to such effect from WOIZE.

         (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by WOIZE in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to WOIZE and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and BRAVO shall have received a certificate from WOIZE to such effect.

         (c) All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for BRAVO, which approval shall not be unreasonably withheld.

         (d) WOIZE shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by BRAVO or its counsel.

         (e)      WOIZE shall not have suffered any material adverse effect.

         (f) No material information or data provided or made available to BRAVO by or on behalf of WOIZE shall be incorrect in any material respect.

         (g) No material investigation and no material suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against WOIZE or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to WOIZE.

         (h) The WOIZE Shareholder, HALLDIN and FORSBERG shall have acknowledged that the shares of BRAVO Common Stock are restricted securities under the Securities Act and represent that it: (i) is acquiring the BRAVO Common Stock for its own account without a view to distribution within the meaning of the Securities Act; (ii) has received from BRAVO its filings with the Securities and Exchange Commission and all other information that it has deemed necessary to make an informed investment decision with respect to an investment in BRAVO in general and the BRAVO Common Stock in particular; (iii) is financially able to bear the economic risks of an investment in BRAVO; and (iv) has such knowledge and experience in financial and business matters in general and with respect to investments of a nature similar to the BRAVO Common Stock so as to be capable, by reason of such knowledge and experience, of evaluating the merits and risks of, and making an informed business decision with regard to, the acquisition of the BRAVO Common Stock. Such acknowledgment shall also indicate that the WOIZE Shareholder, HALLDIN and FORSBERG understand and agree that the certificates evidencing the BRAVO Common Stock shall bear the usual restrictive legend pertaining to Rule 144 under the Securities Act and that the BRAVO Common Stock will not be transferable except under an effective registration statement under the Securities Act or in accordance with available exemptions from registration under the Securities Act. Such acknowledgment shall be substantially in the form attached hereto as EXHIBIT G.

(i) WOIZE and the WOIZE Shareholder shall have received the necessary approvals from 100% of its shareholders to proceed with the transactions contemplated herein and shall have delivered to BRAVO written shareholder consents to the transactions contemplated under this Agreement in the form attached hereto as EXHIBIT H.

         (j) WOIZE shall have demonstrated, to the reasonable satisfaction of BRAVO, that it owns all of the rights to the Intellectual Property as described in Section 3(m).

         (k) WOIZE shall have executed and delivered to BRAVO the Escrow Agreement;

         (l) BRAVO shall have received from counsel to WOIZE an opinion in the form of EXHIBIT I attached hereto, addressed to BRAVO, and dated as of Closing.

6.2      CONDITIONS  PRECEDENT  TO THE  OBLIGATIONS  OF  WOIZE TO  COMPLETE  THE
         CLOSING. The obligations of WOIZE to enter into and complete the Closing are subject to the fulfillment on or prior to Closing, of the following conditions, any one or more of which may be waived by WOIZE:

         (a) (i) All of the terms, covenants, and conditions of this Agreement to be complied with or performed by BRAVO at or before the Closing shall have been duly complied with and performed in all material respects, (ii) the representations and warranties of BRAVO set forth in Article IV shall be true in all material respects on and as of Closing with the same force and effect as if such representations and warranties had been made on and as of the Closing, and (iii) WOIZE shall have received a certificate to such effect from BRAVO. BRAVO shall provide a certificate from its transfer agent as to the representations contained in Section 4(g).

         (b) All consents, waivers, approvals, licenses, authorizations of, or filings or declarations with third parties or Governmental or Regulatory Bodies required to be obtained by BRAVO in order to permit the transactions contemplated by this Agreement to be consummated in accordance with agreements and court orders applicable to BRAVO and applicable governmental laws, rules, regulations and agreements shall have been obtained and any waiting period thereunder shall have expired or been terminated, and WOIZE shall have received a certificate from BRAVO to such effect.

         (c) All actions, proceedings, instruments, and documents in connection with the consummation of the transactions contemplated by this Agreement, including the forms of all documents, legal matters, opinions, and procedures in connection therewith, shall have been approved in form and substance by counsel for WOIZE, which approval shall not be unreasonably withheld.

         (d) BRAVO shall have furnished such certificates to evidence compliance with the conditions set forth in this Article, as may be reasonably requested by WOIZE or its counsel.

         (e)      BRAVO shall not have suffered any material adverse effect.

         (f) No material information or data provided or made available to WOIZE by or on behalf of BRAVO shall be incorrect in any material respect.

         (g) No material investigation and no material suit, action, or proceeding before any court or any governmental or regulatory authority shall be pending or threatened by any state or federal governmental or regulatory authority, against BRAVO or any of its affiliates, associates, officers, or directors seeking to restrain, prevent, or change in any material respect the transactions contemplated hereby or seeking damages in connection with such transactions that are material to BRAVO.

         (h) The BRAVO Common Stock shall continue to be quoted on the OTC Bulletin Board.

         (i) BRAVO shall have executed and delivered to WOIZE the Escrow Agreement and shall have delivered the Items of Escrow identified therein.

         (j)      BRAVO shall have executed and delivered to WOIZE the Note.

         (k) WOIZE shall have received from counsel to BRAVO an opinion in the form of EXHIBIT J attached hereto, addressed to WOIZE, and dated as of Closing;

         (l) BRAVO shall have delivered to WOIZE, HALLDIN and FORSBERG evidence to their full satisfaction that upon Closing of this Share Exchange, BRAVO shall receive from escrow unconditionally, cash in the amount of US$2,499,993 pursuant to a private placement of shares of BRAVO stock, save for the payments payable under Section 1.11 upon Closing.

         (m) BRAVO shall have delivered to WOIZE, HALLDIN and FORSBERG written shareholder consents to the transactions contemplated under this Agreement, executed by shareholders holding a majority of the issued and outstanding shares of BRAVO Common Stock, in the form attached hereto as EXHIBIT K.


                                   ARTICLE VII
                      POST-CLOSING COVENANTS AND CONDITIONS

The Parties covenant to take the following actions after Closing:

7.1 FURTHER INFORMATION. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of WOIZE or BRAVO, as the case may be, relating to the business of WOIZE or BRAVO in their possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its affiliates and (b) for any other reasonable business purpose.

7.2 RECORD RETENTION. Each party agrees that for a period of not less than five years following Closing, such party shall not destroy or otherwise dispose of any of the Books and Records of WOIZE or BRAVO relating to the business of WOIZE or BRAVO in his or its possession with respect to periods prior to Closing. Each party shall have the right to destroy all or part of such Books and Records after the fifth anniversary of Closing or, at an earlier time by giving each other party hereto 30 days prior written notice of such intended disposition and by offering to deliver to the other party or parties, at the other party's or parties' expense, custody of such Books and Records as such party may intend to destroy.

7.3 PRIVATE PLACEMENTS. Within five months of Closing, using its best efforts, BRAVO will engage in one or more private placements of its shares of Common Stock and shall pay the WOIZE Shareholder thirty percent (30%) of the net proceeds of such private placements up to an amount equal to US$1,500,000, less any principal payments made pursuant to the terms of the Note. Any such payments made to the Woize Shareholder pursuant to this section shall be set off against the sum payable in accordance to the Note.

7.4 POST-CLOSING ASSISTANCE. WOIZE and BRAVO will provide each other with such assistance as may reasonably be requested in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the requesting party with any records or information that may be reasonably relevant to such return, audit or examination, proceedings or determination. The party requesting assistance shall reimburse the other party for reasonable out-of-pocket expenses incurred in providing such assistance. Any information obtained pursuant to this Section 7.5 or pursuant to any other Section hereof providing for the sharing of information or the review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the parties hereto.

7.5 TRADING SYMBOL. BRAVO will use its best efforts to change its name and trading symbol under which BRAVO Common Stock is quoted on the OTC Bulletin Board to WOIZE.

                                  ARTICLE VIII
                     SURVIVAL OF AGREEMENTS; INDEMNIFICATION

8.1 SURVIVAL OF AGREEMENTS, REPRESENTATIONS AND WARRANTIES. Notwithstanding any investigation conducted or notice or knowledge obtained by or on behalf of any party hereto, each agreement in this Agreement shall survive the Closing without limitation as to time until fully performed and each representation and warranty in this Agreement or in the
         Exhibits, Schedules or certificates delivered pursuant to this Agreement shall survive the Closing for a period of two years.

8.2 INDEMNIFICATION. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of BRAVO of any information WOIZE or the Warranting Parties may have, subject to the limitations set forth in Article X below, the Warranting Parties and BRAVO hereby agree to mutually indemnify each other with respect to any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorney fees and other costs and expenses incident to proceedings or investigations or the defense of any claim) arising out of, resulting from or related to, and to pay to the other party hereto on demand the full amount of any sum which such party becomes obligated to pay on account of breach of any warranty of the Warranting Parties or BRAVO as applicable expressly set forth in this Agreement.

                                   ARTICLE IX
                            TERMINATION OF AGREEMENT

9.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing as follows:

         (a) by mutual written consent of BRAVO and WOIZE and the WOIZE Shareholder;

         (b) by BRAVO or WOIZE and the WOIZE Shareholder by written notice to the other party hereto on or before the 21st day following the date of this Agreement upon the reasonable discretion of either party.

         (c) by BRAVO or WOIZE and the WOIZE Shareholder by written notice to the other party hereto, if the Closing shall not have occurred on or prior to the close of business on the 21st day following the date of this Agreement (unless such event has been caused by a breach of this Agreement by the party seeking such termination);

         (d) by BRAVO or by WOIZE and the WOIZE Shareholder if a Governmental or Regulatory Body has permanently enjoined or prohibited consummation of the Share Exchange and such court or government action is final and nonappealable;

         (e) by BRAVO or by WOIZE and the WOIZE Shareholder, if the other party hereto has failed to comply in any material respect with any of its covenants or agreements under this Agreement that are required to be complied with prior to the date of such termination.

         Should WOIZE and the WOIZE Shareholder terminate this Agreement for any reason other than as described in Section 9.1 hereof, WOIZE, HALLDIN and FORSBERG shall be jointly and severally liable for any damages caused by the failure to close. Similarly, if BRAVO should terminate this Agreement for any reason other than as described in Section 9.1 hereof, BRAVO shall be liable for all damages caused by the failure to close.

9.2      SURVIVAL AFTER TERMINATION. If this Agreement is terminated pursuant to
         Section 9.1(a) this Agreement shall become null and void and of no further force and effect, except for the provisions of Section 5.1 relating to the obligation to keep confidential certain information and
         (b) there shall be no liability on the part of WOIZE or BRAVO or their respective affiliates.

                                    ARTICLE X
                            LIMITATIONS ON LIABILITY

10.1 No claim (a "Relevant Claim") in respect of any of the warranties set forth in Section 3 (the "Warranties") or the indemnity set forth in
         Section 8.2 may be made unless written notice detailing a specific breach of warranty and containing details of the general nature of the claim and approximate amount thereof shall have been given by BRAVO to Warranting Parties within two years of Closing.

10.2 Any Relevant Claim which is validly made within the required period under paragraph 10.1 shall (unless previously settled or withdrawn) be deemed to have been waived or withdrawn in the event that legal proceedings in respect thereof are not issued and served on Warranting Parties within six months of written notice of the Relevant Claim first being given aforesaid.

10.3 No Relevant Claim may be made and the Warranting Parties shall not be liable under any Relevant Claim unless:

         (a) the amount of the liability actually payable under the individual claim concerned exceeds

              $1,000; and

         (b) the amount actually payable under such claim and under all other Relevant Claims (each being in excess of $1,000) exceeds $10,000 in aggregate and, in that event, the Warranting Parties shall be liable for the whole of that amount and not merely the excess.

10.4 The maximum aggregate liability of the Parties under all Relevant Claims shall not exceed $100,000.

10.5 No Relevant Claim may be made if it would not have arisen but for some voluntary act, omission, transaction or arrangement of or carried out at the request of, by or on behalf of BRAVO or any of its affiliates after Closing and their respective successors in title where BRAVO or any of its affiliates knew or ought reasonably to have appreciated that such act, omission, transaction or arrangement would give rise to the liability or loss which, but for this Section 10.5, would have given rise to the right to make a Relevant Claim; provided that the provision of this Section 10.5 shall not apply where any action:

         (a) is carried out pursuant to a legally binding obligation of WOIZE incurred prior to Closing;

         (b) is carried our pursuant to an obligation imposed by any law, regulation or requirement having the force of law;

         (c) takes place with the written approval of the Warranting Parties or pursuant to this Agreement or any document executed pursuant to this Agreement; or

         (d) occurs in the Ordinary Course of Business of WOIZE as carried on at Closing.

10.6 No Relevant Claim may be made to the extent that the claim arises or is increased as a result of all or any of:

         (a) a cessation of or any change in the nature or conduct of any trade or business carried on by WOIZE where that cessation or change occurs on or after Closing;

         (b)      the failure by the  Parties to comply  with their  obligations
                  under  any  Transaction   Document  (defined  herein  as  this
                  Agreement and all documents referred to herein); and

         (c) to the extent that it would not have arisen but for the passing of, or any change in, after Closing any law, rule, regulation, interpretation of the law or administrative practice of any government, governmental department, agency, court or regulatory body.

10.7 If in respect of a Relevant Claim the liability of the respective party is contingent or unquantifiable then the other party hereto shall not be liable in respect thereof unless and until such time as the contingent liability ceases to be contingent and becomes actual or such liability is quantified; provided that in the case of such a claim duly notified within the relevant period referred to in Section 10.2 above the period of six months referred to in such paragraph shall commence on the date such liability becomes actual or is quantified but shall never extend beyond two years from the Closing.

10.8 The Parties shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of any one breach of the Warranties or the subject matter thereof.

                                   ARTICLE XI
                                  MISCELLANEOUS

11.1 EXPENSES. Each party shall be responsible for its own legal and accounting fees in connection with the Share Exchange, subject to the provisions of Section 1.11.

11.2     FURTHER ASSURANCES.

         (a) WOIZE, HALLDIN and FORSBERG will use their best efforts to implement the provisions of this Agreement, and for such purpose WOIZE, HALLDIN and FORSBERG, at the request of BRAVO, at or after the Closing will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to BRAVO such other instruments in addition to those required by this Agreement, in form and substance satisfactory to BRAVO, and take all such other actions as BRAVO may reasonably deem necessary or desirable to implement any provision of this Agreement.

         (b) BRAVO will use its best efforts to implement the provisions of this Agreement, and for such purpose BRAVO, at the request of the Warranting Parties, before, at or after the Closing will, without further consideration, promptly execute and deliver, or cause to be executed and delivered, to the Warranting Parties such other instruments in addition to those required by this Agreement, in form and substance satisfactory to the Warranting Parties, and take all such other actions as the Warranting Parties may reasonably deem necessary or desirable to implement any provision of this Agreement.

         (c) The Parties shall use their best efforts to fulfill or obtain the fulfillment of the conditions to the Closing, including, without limitation, the execution and delivery of any document or other papers, the execution and delivery of which are conditions precedent to the Closing.

11.3 NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be given personally, sent by facsimile transmission or sent by prepaid air courier or certified or express mail, postage prepaid. Any such notice shall be deemed to have been given (a) when received, if delivered in person, sent by facsimile transmission and confirmed in writing within three (3) business days thereafter or sent by prepaid air courier or (b) three (3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address or addresses as a party may have advised the other in the manner provided in this Section 11.3):

         If to WOIZE:               Anders Halldin and Anders Forsberg
                                    c/o Kerman & Co LLP
                                    7 Savoy Court
                                    Strand
                                    London WC2R 0ER
                                    United Kingdom


         with a copy to:            Kerman & Co. LLP
                                    7 Savoy Court
                                    Strand
                                    London
                                    WC2R 0ER
                                    United Kingdom
                                    Attention: Daniel O'Connell Esq.

         If to BRAVO:               Bravo Resources Ltd.
                                    #271 8623 Granville Street
                                    Vancouver, BC V6P 5A2
                                    Attention:  Daniel Savino, President

         With a copy to:            Dill Dill Carr Stonbraker & Hutchings, P.C.
                                    455 Sherman Street, Suite 300
                                    Denver, CO 80203
                                    Attention:  Robert S. McCormack, Esq.

11.4 MEDIATION. The parties hereto encourage the prompt and equitable settlement of all controversies or claims (a "Dispute") between or among the parties and their affiliates including but not limited to those arising out of or relating to this Agreement or the transactions contemplated hereby. At any time, either party can give the other written notice that it desires to settle a Dispute. Within 10 days of delivery of such notice, the parties agree to cause their officers having authority to resolve such differences to meet for two out of four continuous days (the "Negotiation Period"), the parties agree to submit their Dispute to a mediator to work with them to resolve their differences. Such mediator shall be selected by mutual agreement of the parties. The parties shall participate in the mediation proceeding in good faith with the intention to settle. The mediation shall be conducted pursuant to the rules generally used by the mediator in the mediator's practice, which rules may be modified or amended with the written consent of the parties. No later than three business days prior to the mediation, each party shall deliver to the mediator all information reasonably required for the mediator to understand the Dispute and the issues presented. The mediation shall be determined upon the first to occur of the following: (i) by the execution of a settlement agreement resolving the Dispute by the parties; (ii) by a written declaration of the mediator to the effect that further efforts at mediation are no longer worthwhile; or (iii) after the completion of two full days of mediation effect that mediation proceedings are terminated. No party shall sue any other party hereto in connection with any Dispute, except for enforcement of the negotiation and mediation process set forth herein, and the arbitration provisions set forth in Section 11.5 hereof shall not be applicable, in each case, prior to termination of the Negotiation Period and of the mediation as provided above.

11.5 ARBITRATION. Any dispute, controversy, or claim arising out of, relating to, or in connection with, this Agreement or the agreements or transactions contemplated by this Agreement shall be finally settled by binding arbitration. The arbitration shall be conducted and the arbitrator chosen in accordance with the commercial arbitration rules of the American Arbitration Association in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of BRAVO and WOIZE. In connection with any such arbitration, each party shall be afforded the opportunity to conduct discovery in accordance with the Federal Rules of Civil Procedure.

         (a) The seat of the arbitration shall be in Las Vegas, Nevada. Each of WOIZE and BRAVO hereby irrevocably submits to the jurisdiction of the arbitrator in Las Vegas, Nevada, and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient format, or that such venue is improper.

         (b) The arbitral award shall be in writing and shall be final and binding on each of the parties to this Agreement. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets. WOIZE and BRAVO acknowledge and agree that by agreeing to these arbitration provisions each of the parties hereto is waiving any right that such party may have to a jury trial with respect to the resolution of any dispute under this Agreement or the agreements or transactions contemplated hereby.

11.6 PUBLICITY. No publicity release or announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by BRAVO and WOIZE except as may be required by applicable law or the rules and regulations of the applicable regulatory authorities.

11.7 ENTIRE AGREEMENT. This Agreement (including the Exhibits and Schedules) and the agreements, certificates and other documents delivered pursuant to this Agreement contain the entire agreement among the parties with respect to the transactions described herein, and supersede all prior agreements, written or oral, with respect thereto.

11.8 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof

11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of law.

11.10 BINDING EFFECT, NO ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Agreement is not assignable by any party hereto without the prior written consent of the other parties hereto except by operation of law and any other purported assignment shall be null and void.

11.11 COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

11.12 EXHIBITS AND SCHEDULES. The Exhibits and Schedules are a part of this Agreement as if fully set forth herein. All references herein to Sections, subsections, clauses, Exhibits and Schedules shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

11.13 EFFECT OF DISCLOSURE ON SCHEDULES. Any item disclosed on any Schedule to this Agreement shall be deemed to be disclosed in relation to all representations and warranties and such disclosures shall not be limited in any way to any single representation or warranty

11.14 HEADINGS. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

11.15 SEVERABILITY OF PROVISIONS. If any provision or any portion of any provision of this Agreement or the application of such provision or any portion thereof to any person or circumstance, shall be held invalid or unenforceable, the remaining portion of such provision and the remaining provisions of this Agreement, or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.



                           [Signature Page to Follow]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


BRAVO RESOURCES LTD.


By:    /s/ DANIEL SAVINO
     ------------------------------------------------
Name:  DANIEL SAVINO
     ------------------------------------------------
Title:  PRESIDENT
      -----------------------------------------------

WOIZE LTD.


By:    /s/ ANDERS HALLDIN
     ------------------------------------------------
Name:   Anders Halldin
       -------------------------------------
Title:    Director
        ---------------------------------------------

ST JAMES'S SQUARE NOMINEES LIMITED


By:   /s/ DANIEL O'CONNELL
   --------------------------------------------------
Name:   Daniel O'Connell
     ------------------------------------------------
Title:  Director
      -----------------------------------------------


/s/ ANDERS HALLDIN
-----------------------------------------------------
ANDERS HALLDIN


/s/ ANDERS FORSBERG
-----------------------------------------------------
ANDERS FORSBERG